                                                                   EXHIBIT 99(a)


[POPULAR, INC. LOGO]


For additional information contact:
Jorge A. Junquera                           Olga Mayoral Wilson, APR
Chief Financial Officer                     Senior Vice President and Manager
Senior Executive Vice President             Public Relations and Communications
Telephone (787)754-1685                     Telephone: (787)764-2004
Or visit our web site at http://www.popularinc.com


January 16, 2003                                                   NEWS RELEASE

          POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND YEAR-ENDED
                                DECEMBER 31, 2002

         Popular, Inc. (the Corporation) (NASDAQ: BPOP) reported net income of $351.9 million for the year ended December 31, 2002, an increase of $47.4 million or 16%, from $304.5 million in 2001. Earnings per common share (EPS), basic and diluted, for the year were $2.61, compared with $2.17 in 2001, an increase of 20%. The net income for 2002 represented a return on assets (ROA) of 1.11% and a return on common equity (ROE) of 16.29%. In 2001, the Corporation reported ROA and ROE of 1.09% and 14.84%, respectively.

         The Corporation's financial performance for the year ended December 31, 2002, when compared with the same period in 2001, reflected a growth of $103.3 million in net interest income, along with an improvement of $54.3 million in non-interest income, excluding securities, trading and derivative transactions, partly offset by increases of $102.8 million in operating expenses, $12.0 million in income taxes and higher losses on sale of securities by $3.4 million. The provision for loan losses decreased by $7.6 million. Also, during 2002 there were $20.1 million in derivative losses, compared with losses of $20.2 million in 2001. These losses resulted mostly from the reduction in the fair value of the interest rate swaps entered into by the Corporation, as a result of further declines in interest rates. Operating expenses for 2002 include an expense of $21.6 million related to the resolution of an investigation relating principally to the circumstances surrounding certain money laundering activities of a former customer of Banco Popular de Puerto Rico (BPPR), including BPPR's reporting and compliance efforts, as well as certain other customers, as further described later on in this press release.

2-POPULAR, INC. 2002 FOURTH QUARTER AND YEAR-END RESULTS

         Net income for the fourth quarter of 2002 was $80.8 million, or $0.61 per common share, basic and diluted, compared with $75.6 million or $0.54 per common share for the same quarter of 2001. The results for the fourth quarter of 2002 resulted in an ROA of 0.96% and an ROE of 14.64%, compared with 1.03% and 14.08%, respectively, for the same period in 2001.

         The Corporation's results of operations for the quarter ended December 31, 2002, compared with the same quarter of 2001, reflected an improvement of $21.0 million in net interest income and $11.3 million in non-interest income, excluding securities, trading and derivative transactions. Derivative gains amounted to $2.0 million, compared with losses of $13.1 million in the fourth quarter of 2001. Operating expenses increased $42.5 million, while the provision for loan losses decreased $8.4 million when compared with the same quarter in 2001. Income taxes increased $7.9 million. Operating expenses for the quarter ended December 31, 2002 included the $21.6 million expense previously mentioned.

         Net interest income for the year ended December 31, 2002 rose 10%, compared with that of 2001. Average earning assets for the year 2002 increased by $3.8 billion, compared with the previous year, driven by a $1.7 billion rise in the average loan portfolio, mainly in mortgage loans, and a $2.1 billion increase in the investment, money market and trading portfolio, mainly in U.S. agency securities and mortgage-backed obligations. A mix of funding sources supported the increase in the volume of earning assets. Interest-bearing deposits grew in average by $1.2 billion, while borrowings rose by $2.4 billion. The Corporation's net interest margin decreased to 3.91% for 2002, from 4.07% in 2001. The Corporation's yield on earning assets decreased by 123 basis points, mainly due to the repricing of the investment portfolio runoff in a declining rate environment as well as higher level of arbitrage activities in which the Corporation earns a lower yield and spread, and the impact of the declines in the interest rate scenario on commercial loans with floating rates and on the investment portfolio. Meanwhile, the cost of interest-bearing liabilities dropped 131 basis points compared with the previous year, due in part to a decline in the cost of borrowed funds and reductions in deposit rates. The net interest yield for the last quarter of 2002 was 3.81%, compared with 3.93% for the quarter ended September 30, 2002 and 4.11% for the fourth quarter of 2001.

         The provision for loan losses decreased to $205.6 million for the year ended December 31, 2002, from $213.2 million a year earlier, a decrease of $7.6 million. Net charge-offs for the year ended December 31, 2002, were $172 million or 0.92% of average loans, compared with $169

3-POPULAR, INC. 2002 FOURTH QUARTER AND YEAR-END RESULTS

million or 0.99% of average loans in 2001. The provision represented 120% of net charge-offs for 2002, compared with 126% for the same period in 2001. The decline in the provision for loan losses is influenced by the fact that the growth in the Corporation's loan portfolio has been mostly in mortgage loans, which historically represent a lower risk portfolio, as well as a decline in the net charge-offs to average loans ratio. Net charge-offs for the quarter ended December 31, 2002, were $32 million or 0.66% of average loans, compared with $44 million, or 0.93%, for the third quarter of 2002, and $49 million, or 1.10%, for the fourth quarter of 2001. The decrease in net charge-offs in the fourth quarter of 2002, compared with the same quarter in the previous year, was mainly in commercial and construction loans.

         Non-interest income, excluding securities, trading and derivative transactions, amounted to $547.9 million for 2002, compared with $493.6 million a year earlier, an increase of $54.3 million or 11%. Service charges on deposit accounts and other service fees rose $26.7 million, while other operating income, including gains on sales of loans, increased $27.6 million. The growth in service charges and fee income was partly attributed to higher commercial account charges. The increase also relates to higher debit and credit card fees, insurance commissions and check cashing fees. Other operating income rose mainly due to higher gains on sales of loans, underwriting fees, and gains of $3.1 million and $0.6 million realized in the sale of Banco Popular North America's trust operations in Chicago, Illinois and the sale of 15 branches of Popular Finance during 2002, respectively, among other factors.

         Operating expenses for 2002 reached $1,029.0 million, compared with $926.2 million in 2001, an increase of $102.8 million or 11%. Personnel costs, the largest category of operating expenses, rose $63.6 million or 15%, compared with 2001, mostly as a result of higher salaries, incentives, profit sharing and pension and post-retirement costs. In 2002, the Corporation opted to expense the stock options granted, which accounted for approximately $1.0 million in operating expenses. The increase in other operating expense categories was mostly experienced in professional fees and business promotion. Also, the results for the fourth quarter of 2002 include the $21.6 million expense previously mentioned. Partially offsetting the rise in operating expenses was a decrease in the amortization of intangibles of $18.3 million, mainly goodwill, due to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

         The Corporation's total assets at December 31, 2002, reached $33.7 billion, an increase of

4-POPULAR, INC. 2002 FOURTH QUARTER AND YEAR-END RESULTS

$2.9 billion or 9%, compared with $30.7 billion a year earlier. Total assets at September 30, 2002, were $32.8 billion. Earning assets reached $31.9 billion at December 31, 2002, compared with $29.1 billion at December 31, 2001, and $31.2 billion at September 30, 2002. Total loans amounted to $19.6 billion at December 31, 2002, compared with $18.2 billion a year earlier and $19.3 billion at September 30, 2002.

         The allowance for loan losses as of December 31, 2002, amounted to $373 million or 1.90% of loans, compared with $337 million or 1.85% a year earlier. As of September 30, 2002, the allowance for loan losses totaled $354 million or 1.84% of loans. At December 31, 2002, the allowance for loan losses as a percentage of non-performing loans was 74.58%, compared with 78.88% at December 31, 2001, and 71.84% at September 30, 2002. The reduction in the ratio of the allowance to non-performing loans reflects the changing composition of the loan portfolio, as most of its growth was realized in mortgage loans, which historically has represented a lower risk portfolio with minimal losses. Mortgage loans comprised 69% of the total loan growth since December 31, 2001, and 38% of the total loan portfolio at December 31, 2002. Non-performing assets were $539 million or 2.75% of loans at December 31, 2002, compared with $458 million or 2.52% at the same date last year and $527 million or 2.74% at September 30, 2002. Non-performing mortgage loans amounted to $279 million or 52% of non-performing assets at December 31, 2002, and $177 million or 39% at December 31, 2001, an increase of $102 million or 58%. Commercial and construction non-performing loans decreased by $29 million since December 31, 2001. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interest are delinquent 90 days. Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal or interest are past due 90 days or more, and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets as of December 31, 2002 would have been $478 million, or 2.44% of loans, compared with $389 million, or 2.14%, at December 31, 2001.

         Total deposits were $17.6 billion at December 31, 2002, compared with $16.4 billion at December 31, 2001, an increase of $1.2 billion or 8%. Interest-bearing deposits increased $1.2 billion or 9%, mostly in savings and time deposits. Total deposits were $17.1 billion at September 30, 2002.

5-POPULAR, INC. 2002 FOURTH QUARTER AND YEAR-END RESULTS

         Borrowed funds, including subordinated notes and capital securities, amounted to $13.0 billion at December 31, 2002, compared with $11.6 billion at the same date the previous year. At September 30, 2002, borrowed funds totaled $12.8 billion. Borrowed funds were used primarily to finance loan growth and investment portfolio opportunities.

         At December 31, 2002, stockholders' equity was $2.4 billion, compared with $2.3 billion at December 31, 2001 and September 30, 2002. The increase in equity since December 31, 2001 resulted from earnings retention and favorable changes in the market value of securities available-for-sale. These unrealized gains on securities, net of deferred taxes, amounted to $200 million at December 31, 2002, compared with net unrealized gains of $82 million a year ago. The growth in stockholders' equity was partially offset by the redemption of $100 million of the Corporation's preferred stock and the repurchase of 4.3 million shares of common stock for $139 million during 2002.

         The market value of the Corporation's common stock at December 31, 2002, was $33.80 per share, compared with $29.08 at December 31, 2001. The Corporation's market capitalization at December 31, 2002, was $4.5 billion, compared with $4.0 billion at December 31, 2001. At December 31, 2002, the Corporation's common stock had a book value per share of $18.14.

         The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP.

                                      * * *

         On January 16, 2003 the U.S. District Court for the District of Puerto Rico approved a Deferred Prosecution agreement (the Agreement) among BPPR, the U.S. Department of Justice, the Board of Governors of the Federal Reserve System, and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (FinCEN). The Agreement concludes an investigation relating principally to the circumstances surrounding the activities of a former customer of BPPR, including BPPR's reporting and compliance efforts, as well as certain other customers. The former customer has plead guilty to money laundering, including in connection with transactions made through an account at BPPR. No current or former BPPR officer, director or employee has been charged with a crime or accused of benefiting financially from the transactions described in the Agreement.

         Under the Deferred Prosecution Agreement, BPPR agreed to the filing of a one-count

6-POPULAR, INC. 2002 FOURTH QUARTER AND YEAR-END RESULTS

information charging it with failure to file suspicious activity reports in a timely and complete manner. The Agreement provides for BPPR to forfeit $21.6 million to the United States, and resolves all claims the United States, FinCEN or the Federal Reserve may have against BPPR arising from the matters that were subject to investigation.

         This settlement also terminates the Written Agreement BPPR signed with the Federal Reserve Bank of New York on March 9, 2000, which required enhancements to BPPR's anti-money laundering and Bank Secrecy Act program. The Federal Reserve found BPPR to be fully compliant with the Written Agreement on November 26, 2001. Finally, the Deferred Prosecution Agreement provides that the court will dismiss the information and the Deferred Prosecution Agreement will expire 12 months following the settlement, provided that BPPR complies with its obligations under the Agreement.

                                      * * *

POPULAR, INC.
Financial Summary
(In thousands, except per share data)

                                                                 Quarter ended
                                                                  December 31                  Fourth
                                                       --------------------------------        Quarter       -------------
                                                                                             2002 - 2001         Third
                                                                                               Percent          Quarter
                                                           2002               2001            Variance           2002
                                                       --------------------------------      -----------     -------------
Summary of Operations

Interest income                                        $     513,869      $     505,022           1.75%      $     508,110
Interest expense                                             210,588            222,692          (5.44)            211,155
                                                       -------------      -------------        -------       -------------

Net interest income                                          303,281            282,330           7.42             296,955
Provision for loan losses                                     50,049             58,495         (14.44)             50,992
                                                       -------------      -------------        -------       -------------

Net interest income after provision
  for loan losses                                            253,232            223,835          13.13             245,963

Other income                                                 140,100            128,813           8.76             136,755
Gain (loss) on derivatives                                     2,018            (13,109)       (115.39)            (21,759)
(Loss) gain on sale of securities                               (668)               640        (204.38)              1,251
Trading account (loss) profit                                   (662)            (1,930)        (65.70)              1,247
                                                       -------------      -------------        -------       -------------

Total other income                                           140,788            114,414          23.05             117,494

Salaries and benefits                                        116,062            102,746          12.96             117,867
Profit sharing                                                 6,281              3,150          99.40               5,646
Amortization of intangibles                                    2,067              6,843         (69.79)              1,938
Other operating expenses                                     157,916            127,116          24.23             128,406
                                                       -------------      -------------        -------       -------------

Total operating expenses                                     282,326            239,855          17.71             253,857
                                                       -------------      -------------        -------       -------------

Income before income tax and minority interest               111,694             98,394          13.52             109,600
Income tax                                                    30,783             22,840          34.78              23,730
Net (gain) loss of minority interest                             (82)                (1)                              (116)
                                                       -------------      -------------        -------       -------------

Net income                                             $      80,829      $      75,553           6.98       $      85,754
                                                       =============      =============        =======       =============

Net income applicable to common stock                  $      80,829      $      73,464          10.03       $      85,754
                                                       =============      =============        =======       =============

Earnings per common share (basic and diluted)          $        0.61      $        0.54                      $        0.65
                                                       -------------      -------------                      -------------
Dividends declared per common share                    $        0.20      $        0.20                      $        0.20
                                                       -------------      -------------                      -------------
Average common shares outstanding                        132,455,106        136,371,606                        132,350,192
Common shares outstanding at end of period               132,439,047        136,362,364                        132,334,258

Selected Average Balances
Total assets .....................................     $  33,561,982      $  29,033,895          15.60       $  31,863,126
Loans ............................................        19,358,320         17,772,457           8.92          19,043,736
Earning assets ...................................        31,850,245         27,492,426          15.85          30,249,337
Deposits .........................................        17,355,009         16,351,443           6.14          16,962,342
Interest-bearing liabilities .....................        27,518,006         23,232,092          18.45          26,054,195
Stockholders' equity .............................         2,189,851          2,169,191           0.95           2,122,005

Selected Financial Data at Period-End
Total assets .....................................     $  33,663,102      $  30,744,676           9.49       $  32,843,126
Loans ............................................        19,582,119         18,168,551           7.78          19,263,508
Earning assets ...................................        31,899,765         29,139,288           9.47          31,188,022
Deposits .........................................        17,614,740         16,370,042           7.60          17,057,856
Interest-bearing liabilities .....................        27,203,321         24,676,422          10.24          26,616,406
Stockholders' equity .............................         2,402,502          2,272,818           5.71           2,319,012

Performance Ratios
Net interest yield * .............................              3.81%              4.11%                              3.93%
Return on assets .................................              0.96               1.03                               1.07
Return on common equity ..........................             14.64              14.08                              16.03

Credit Quality Data
Non-performing assets ............................     $     539,255      $     458,298          17.66       $     526,892
Net loans charged-off ............................            31,905             48,905         (34.76)             44,369
Allowance for loan losses ........................           372,797            336,632          10.74             354,282
Non-performing assets to total assets ............              1.60%              1.49%                              1.60%
Allowance for losses to loans ....................              1.90               1.85                               1.84

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

POPULAR, INC.
Financial Summary
(In thousands, except per share data)

                                                                         For the period ended
                                                                             December 31,
                                                                  ---------------------------------
                                                                                                           Percent
                                                                       2002                2001            Variance
                                                                  ---------------------------------        --------
Summary of Operations

Interest income                                                   $   2,023,797       $   2,095,862          (3.44)%
Interest expense                                                        843,468           1,018,877         (17.22)
                                                                  -------------       -------------         ------
Net interest income                                                   1,180,329           1,076,985           9.60
Provision for loan losses                                               205,570             213,250          (3.60)
                                                                  -------------       -------------         ------

Net interest income after provision
  for loan losses                                                       974,759             863,735          12.85

Other income                                                            547,909             493,571          11.01
Loss on derivatives                                                     (20,085)            (20,228)         (0.71)
(Loss) gain on sale of securities                                        (3,342)                 27
Trading account (loss) profit                                              (804)             (1,781)        (54.86)
                                                                  -------------       -------------         ------

Total other income                                                      523,678             471,588          11.05

Salaries and benefits                                                   466,506             408,891          14.09
Profit sharing                                                           22,235              16,251          36.82
Amortization of intangibles                                               9,104              27,438         (66.82)
Other operating expenses                                                531,157             473,629          12.15
                                                                  -------------       -------------         ------

Total operating expenses                                              1,029,002             926,209          11.10
                                                                  -------------       -------------         ------

Income before income tax, minority interest and
cumulative effect of accounting change                                  469,435             409,114          14.74
Income tax                                                              117,255             105,280          11.37
Net (gain) loss of minority interest                                       (248)                 18
                                                                  -------------       -------------         ------

Income before cumulative effect of accounting change                    351,932             303,852          15.82
Cumulative effect of accounting change, net of tax                                              686        (100.00)
                                                                  -------------       -------------         ------

Net income                                                        $     351,932       $     304,538          15.56
                                                                  =============       =============         ======

Net income applicable to common stock                             $     349,422       $     296,188          17.97
                                                                  =============       =============         ======

Earnings per common share (basic and diluted)                     $        2.61       $        2.17
                                                                  -------------       -------------
Dividends declared                                                $        0.80       $        0.76
                                                                  -------------       -------------
Average common shares outstanding                                   133,915,082         136,238,288
Common shares outstanding at end of period                          132,439,047         136,362,364

Selected Average Balances
Total assets ..............................................       $  31,822,390       $  27,957,107          13.83
Loans......................................................          18,729,220          17,045,257           9.88
Earning assets ............................................          30,194,914          26,414,204          14.31
Deposits ..................................................          16,984,646          15,575,791           9.05
Interest-bearing liabilities ..............................          25,947,966          22,324,244          16.23
Stockholders' equity ......................................           2,150,387           2,096,534           2.57

Performance Ratios
Net interest yield *.......................................                3.91%               4.07%
Return on assets ..........................................                1.11                1.09
Return on common equity ...................................               16.29               14.84

Credit Quality Data
Non-performing assets .....................................       $     539,255       $     458,298          17.66
Net loans charged-off .....................................             171,732             168,946           1.65
Allowance for loan losses .................................             372,797             336,632          10.74
Non-performing assets to total assets .....................                1.60%               1.49%
Allowance for losses to loans .............................                1.90                1.85

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this period.


                                        8